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                                                                   EXHIBIT 99.1



FOR IMMEDIATE RELEASE


    MAXXIM MEDICAL, INC. ANNOUNCES RESULTS OF CONSENT SOLICITATION RELATING TO CASH TENDER OFFER FOR ITS 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006


         CLEARWATER, FL, October 14, 1999 - Maxxim Medical, Inc. (NYSE: MAM) today announced that it has received the necessary consents to amendments to the Indenture governing its outstanding 10-1/2% Senior Subordinated Notes due 2006 from the holders of such Notes. Maxxim commenced a cash tender offer to purchase any and all of the $100 million aggregate principal amount of the outstanding Notes on September 30, 1999, as well as a related consent solicitation. Maxxim announced that, as of 5:00 p.m. on October 14, it had received the consent of holders of more than $99.9 million of the $100 million outstanding principal amount of the Notes, and that all of such Notes had been tendered.

         The consent solicitation will expire at 5:00 p.m., New York City time, on Friday, October 15, 1999, unless extended, provided that as of such time holders of not less than a majority of the outstanding principal amount have provided, and not revoked, consents to the amendments. Consents may be revoked at any time prior to such time, but thereafter are irrevocable unless the tender offer is terminated. Holders who consent to the amendments are required to tender their Notes and holders who tender their Notes prior to the expiration of the consent solicitation are required to consent to the proposed amendments. Holders who tender their Notes after the expiration of the consent solicitation will not be entitled to receive the consent payment.

         The total consideration to be paid for each validly tendered Note and properly delivered consent will be based upon a fixed spread of 50 basis points over the yield to maturity on the 5-1/2% U.S. Treasury Note due July 31, 2001, and will include a consent payment of $20.00 per $1,000 principal amount of the Notes. The yield to maturity of the reference U.S. Treasury Note used in the fixed spread formula will be set at 2:00 p.m., New York City time, on Friday, October 15, 1999, unless the offer is extended under certain circumstances.

         The tender offer will expire at 12:01 a.m., New York City time, on Friday, October 29, 1999, unless extended. The offer is subject to the satisfaction of certain conditions including the valid tender of at least a majority in aggregate principal amount of the outstanding Notes and the receipt of consents from the holders thereof.

         The purpose of the consent solicitation is to amend the Indenture governing the Notes to eliminate substantially all of the restrictive covenants contained in such Indenture. The amendments would allow Maxxim, among other things, to consummate its previously announced merger in which it would be acquired by investment funds managed by Fox Paine & Company, LLC, certain other minority investors, certain members of Maxxim's senior executive management and certain other existing shareholders. The tender offer and consent solicitation are being conducted in connection with the merger. The tender offer and the effectiveness of the

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amendments to the Indenture governing the Notes are conditioned upon, among other things, the closing of the merger.

         Chase Securities Inc. is the exclusive Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated September 30, 1999, as amended and supplemented from time to time, and a related Consent and Letter of Transmittal, which set forth the complete terms of the tender offer and consent solicitation. Additional information concerning the terms of the tender offer and consent solicitation, tendering Notes, delivering consents and the conditions to the tender offer and consent solicitation may be directed to Robert Berk at Chase Securities Inc. at 212/270-1100 (collect). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 (collect) or (800) 322-2885 (toll free).

         Maxxim Medical, Inc. is a diversified developer, manufacturer, distributor and marketer of specialty medical products.

CONTACT: Mary Lugris
         Investor Relations
         (727) 561-2100